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                    SHAREHOLDING INTEREST TRANSFER AGREEMENT



                                  BY AND AMONG



                                  ELONG, INC.,



                           ELONG.COM (BEIJING), LTD.,



                                 ASIA.COM, INC.,



                                       AND



                          EASYLINK SERVICES CORPORATION



                           DATED AS OF APRIL 23, 2001




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                                TABLE OF CONTENTS

                                                                           Page

                                   ARTICLE I

SALE AND PURCHASE OF THE TRANSFER INTEREST..................................2

Section 1.1           Sale and Purchase of the Transfer Interest............2
Section 1.2           Assumption of Liabilities.............................2
Section 1.3           Transactions on the Closing Date......................2


                                   ARTICLE II

CLOSING.....................................................................2

Section 2.1           Closing...............................................2


                                   ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER...............................3

Section 3.1          Corporate Organization................................3
Section 3.2          Authorization.........................................3
Section 3.3          Consents and Approvals; No Violations.................3
Section 3.4          Capitalization........................................4
Section 3.5          Financial Statements..................................4
Section 3.6          Legal Proceedings.....................................4
Section 3.7          Title to Properties and Related Matters...............5
Section 3.8          Intellectual Property - Domain Names..................5
Section 3.9          Ability to Conduct the Business.......................5
Section 3.10         Bank Accounts; Powers of Attorney.....................6
Section 3.11         Brokers...............................................6


                                   ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER................................7

Section 4.1          Corporate Organization................................7
Section 4.2          Authorization.........................................7
Section 4.3          Consents and Approvals; No Violations.................7
Section 4.4          Investment Intent.....................................8
Section 4.5          Legal Proceedings.....................................9
Section 4.6          Brokers...............................................9


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                                    ARTICLE V

ADDITIONAL AGREEMENTS......................................................9

Section 5.1          Reasonable Efforts....................................9
Section 5.2          Fees and Expenses.....................................9
Section 5.3          Further Assurances...................................10
Section 5.4          Termination of Non-Competition Covenant
                       and Indemnities and Contribution Agreement.........10


                                   ARTICLE VI

CONDITIONS TO THE OBLIGATION OF THE BUYER.................................10

Section 6.1          Performance..........................................11
Section 6.2          Absence of Litigation................................11
Section 6.3          Consents.............................................11
Section 6.4          Employment Agreements................................11
Section 6.5          Representations and Warranties.......................11
Section 6.6          Officer's Certificate................................11


                     ARTICLE VII

CONDITIONS TO THE OBLIGATION OF THE COMPANY AND THE SELLER................12

Section 7.1          Performance..........................................12
Section 7.2          Absence of Litigation................................12
Section 7.3          Consents.............................................12


                                  ARTICLE VIII

INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES...............12

Section 8.1          Indemnification by the Seller and Parent.............12
Section 8.2          Indemnification by the Buyer.........................13
Section 8.3          Period of Indemnity..................................13
Section 8.4          Limitations..........................................13
Section 8.5          Notice to the Indemnitor.............................13
Section 8.6          Rights of Parties to Settle or Defend................14
Section 8.7          Exclusive Remedies...................................14


                                   ARTICLE IX

NON-COMPETITION AND NON-SOLICITATION......................................14

Section 9.1          Covenants of Parent and its Subsidiaries.............14

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                                    ARTICLE X

MISCELLANEOUS PROVISIONS..................................................15

Section 10.1         Amendment............................................15
Section 10.2         Waiver of Compliance.................................16
Section 10.3         Notices..............................................16
Section 10.4         Assignment...........................................17
Section 10.5         No Third Party Beneficiaries.........................17
Section 10.6         Public Announcements.................................17
Section 10.7         Counterparts.........................................17
Section 10.8         Headings.............................................17
Section 10.9         Entire Agreement.....................................17
Section 10.10        Governing Law........................................18
Section 10.11        Severability.........................................18


Exhibit A         Domain Names
Exhibit B         Irrevocable Instruction Letter to Transfer Agent


Schedule 3.3      Consents and Approvals; No Violations
Schedule 3.4      Capitalization
Schedule 3.8      Intellectual Property - Domain Names
Schedule 3.10     Bank Accounts; Powers of Attorney
Schedule 4.3      Consents and Approvals; No Violations


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                  SHAREHOLDING INTEREST TRANSFER AGREEMENT dated as of April 23,
2001 (herein, together with the Schedules (as defined below) attached hereto, referred to as this "Agreement") by and among eLong, Inc., a company organized and existing under the laws of the British Virgin Islands (the "Buyer"), eLong.com (Beijing), Ltd., a corporation organized and existing under the laws of the People's Republic of China (the "Company"), Asia.com, Inc., a Delaware corporation (the "Seller"), and Easylink Services Corporation (formerly known as Mail.com, Inc.), a Delaware corporation ("Parent").


                              W I T N E S S E T H:


                  WHEREAS, the Seller owns all of the issued and outstanding capital interests in the Company (the "Shareholding Interest"), together with certain domain names that are used or useful in the Company's business (together with the Shareholding Interest, the "Transfer Interest" which is defined more specifically below);

                  WHEREAS, the Seller wishes to sell and the Buyer wishes to purchase the Transfer Interest upon the terms of this Agreement; and

                  WHEREAS, Parent wishes to indemnify the Buyer against the Retained Liabilities (as defined below), subject to the terms and conditions set forth herein.

                  NOW, THEREFORE, in reliance upon the representations and warranties made herein and in consideration of the mutual agreements set forth herein, the parties agree as follows:


                               CERTAIN DEFINITIONS


                  "Affiliate" shall mean, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with such person or entity.

                  "Domain Names" shall mean the domain names identified on Exhibit A to this Agreement.

                  "Employment Agreements" means, collectively, the separate Employment Agreements dated March 14, 2000 between the Seller and each of Lee Ligang Zhang, Renzhong Chen and Faith Huang.

                  "Material Adverse Effect" shall mean a material adverse effect on the business (as presently conducted or proposed to be conducted), operations, assets, properties or condition (financial or otherwise).

                  "Transfer Interest" shall mean, collectively, all of the Shareholding Interest and the Domain Names.

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                                    ARTICLE I

                   SALE AND PURCHASE OF THE TRANSFER INTEREST

                  Section 1.1 Sale and Purchase of the Transfer Interest.
At the Closing (as defined below) and subject to the terms and conditions hereof, the Seller shall (and to the extent the Seller does not own some or all of the Domain Names, shall cause the owner of such Domain Names to) sell to the Buyer the TransferInterest, and the Buyer shall pay to the Seller by wire transfer US$1,500,000 (the "Purchase Price").

                  Section 1.2 Assumption of Liabilities. The Buyer hereby agrees, commencing on the Closing Date (as defined below), to pay, perform and discharge when due, and hold the Seller and its Affiliates harmless with respect to, all the liabilities and obligations, of any kind or nature, whether absolute, contingent, accrued or otherwise, known or unknown, and whether arising before or after the Closing Date, of (a) the Company (except as set forth in Section 8.1(b) hereof) and (b) solely to the extent arising under or relating to the Employment Agreements, the Seller (collectively, the "Assumed Liabilities").

                  Section 1.3 Transactions on the Closing Date.

     (a) At the Closing, the Seller will deliver to or at the direction of the Buyer the following:

          (i)  all minute books and corporate seals of the Company;

          (ii) resignations of the directors and officers of the Company as requested by the Buyer;

         (iii) each of the certificates and documents contemplated by Article VI hereof; and

          (iv) such other agreements, instruments and certificates as may be reasonably necessary to consummate the transactions contemplated herein.

     (b)  At the Closing, the Buyer will deliver to the Seller the following:

          (i)  the Purchase Price in accordance with Section 1.1 above; and

          (ii) an acknowledgment of the assumption of the Assumed Liabilities.


                                   ARTICLE II

                                     CLOSING

                  Section 2.1 Closing. The closing of the transactions provided for herein (the "Closing") will take place at the offices of Pillsbury Winthrop LLP, One Battery Park Plaza, New York, New York, at 10:00 A.M. (local time) on April 23, 2001 (the "Closing Date"), or at such other place, time and date as may be agreed upon in writing by the Buyer and the Seller.



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                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

                  The Seller, Parent and the Company represent and warrant to the Buyer as set forth below in this Article III as of the date of this Agreement, subject to the exceptions set forth in the disclosure schedules attached hereto (the "Schedules") and, in each case, to receipt of the PRC Approvals (as defined below).

                  Section 3.1 Corporate Organization. Each of the Seller and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company is a wholly-owned foreign enterprise duly established and validly existing under the laws of the People's Republic of China (the "PRC"). Each of the Seller, Parent and the Company has all requisite corporate power and authority to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as presently conducted. The Company has no subsidiaries. The Seller has delivered to the Buyer a complete and correct copy of the organizational documents of the Company.

                  Section 3.2 Authorization. Each of the Seller, Parent and the Company has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the board of directors and stockholders of the Seller and the board of directors of the Company and Parent, and no other corporate action on the part of the Seller, Parent and the Company or their respective shareholders is necessary to approve and authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, Parent and the Company and constitutes the valid and binding agreement of the Seller, Parent and the Company, enforceable in accordance with its terms.

                  Section 3.3 Consents and Approvals; No Violations. Except as disclosed on Schedule 3.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate or conflict with any provision of the organizational documents of the Seller, Parent or the Company, (ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Company, Parent or the Seller is a party, or by which the Company, Parent or the Seller or any of their respective properties or assets may be bound, (iii) result in the creation of any lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of the Seller, Parent or the Company pursuant to the terms of any such instrument or obligation, (iv) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency or authority (collectively, "Laws") applicable to the Seller, Parent or the Company or by which any of their respective properties or assets may be bound or (v) require, on the part of the


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Seller, Parent or the Company, any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, in each case of clauses (i) through (v), except where such violation, conflict, breach, default, termination, cancellation, modification, acceleration, lien, right or encumbrance, or failure to obtain such consent, permit, license, exception or authorization or to make such filing or registration, would not have a Material Adverse Effect. Without limiting the generality of clause (ii) above, none of Parent, the Seller nor the Company is a party to any agreement, arrangement or understanding which contemplates the sale of the business of the Company or the Transfer Interest, in whole or in part, whether by means of a sale of shares, sale of assets, merger, consolidation or otherwise, other than this Agreement. The Buyer acknowledges and agrees that no representation or warranty is made in this Article III or elsewhere in this Agreement as to the effect of any (i) Laws of the PRC and (ii) failure to obtain any approval, permit, license, exemption, consent, waiver or authorization or to make any filing or registration required under the Laws of the PRC, including, without limitation, any failure to obtain any approvals, permits, licenses, exceptions, consents, waivers or authorizations required from or to make any filings or registrations with the Ministry of Foreign Trade and Economic Cooperation, the State Administration of Foreign Exchange, the State Assets Administrative Bureau or the State Administration of Industry and Commerce (including, without limitation, a new business license of the Company specifying the Buyer to be the record shareholder of the Shareholding Interest) (any such approvals, permits, licenses, exemptions, consents, waivers, authorizations, filings or registrations, collectively, the "PRC Approvals").

                  Section 3.4 Capitalization. The registered capital of the Company is $US 10,000,000, which represents all of the ownership interest in the Company. The Seller owns all of the Shareholding Interest free and clear of all leases, pledges, liens, charges, encumbrances, easements, defects, security interests, claims, options, warrants, rights to purchase, redemption arrangements or obligations, rights of first refusal and restrictions of every kind, except for those listed on Schedule 3.4 and those relating to the PRC Approvals. There are no agreements, understandings or arrangements pursuant to which the Company is required to issue any of its securities. There are no outstanding options, warrants or other rights to purchase, or any securities convertible into or exchangeable for, shares of the capital stock of the Company. Upon the consummation of the transactions contemplated hereby, the Buyer will acquire the beneficial and legal, valid and indefeasible title to the Transfer Interest, free and clear of all encumbrances (except for those listed on Schedule 3.4 and for any relating to the PRC Approvals).

                  Section 3.5 Financial Statements. As of the date of this Agreement, the Company has total known, actual liabilities (computed in accordance with United States generally accepted accounting principles) of less than US$1,500,000.

                  Section 3.6 Legal Proceedings. There are no suits, actions, claims, proceedings (including, without limitation, arbitral or administrative proceedings) or investigations pending or, to the best knowledge of the Company, threatened against the Company or any of its respective properties, assets or business or, to the best knowledge of the Company, pending or threatened against any of the shareholders, officers, directors, employees, agents or consultants of the Company in connection with the business of the Company. There are no such suits, actions, claims, proceedings or investigations pending against the


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Company, Parent or the Seller, or, to the best knowledge of the Company, Parent and the Seller, threatened against the Company, Parent or the Seller challenging the validity or propriety of the transactions contemplated by this Agreement. There is no judgment, order, injunction, decree or award (whether issued by a court, an arbitrator or an administrative agency) to which the Company is a party, or involving the Company's properties, assets or business, which is unsatisfied or which requires continuing compliance therewith by the Company.

                  Section 3.7 Title to Properties and Related Matters. The Company has good and valid title to all personal property, tangible or (excluding the Intellectual Property rights described below) intangible, which the Company purports to own free and clear of any claims, liens, pledges, security interests or encumbrances of any kind whatsoever, other than (i) purchase money security interests and common law vendors' liens, in each case for goods purchased on open account in the ordinary course of business and having a fair market value of less than US$10,000 in each individual case and less than US$100,000 in the aggregate, (ii) liens for taxes not yet due and payable and (iii) such imperfections of title and encumbrances, if any, that are not material in character, amount or extent and that do not materially detract from the value, or materially interfere with the use, of the property subject thereto or affected thereby or that affect property having a fair market value of less than US$10,000 in each individual case and less than US$100,000 in the aggregate. Collectively, such property, the property leased by the Company and the Intellectual Property rights disclosed on Schedule 3.8 constitute all property, tangible or intangible, used by the Company necessary to conduct the business of the Company as presently conducted.

                  Section 3.8 Intellectual Property - Domain Names. The Company owns the Intellectual Property free and clear of all pledges, liens, charges, encumbrances, defects in title, security interests, options and restrictions of any kind. "Intellectual Property" shall mean copyrights, trademarks, patents and patent applications, service marks, trade names, trade dress, logos, designs, inventions, software documentation and manuals and the Domain Names that are owned, licensed or used by the Company in its business as presently conducted or in which the Company has any other right or interest, as set forth on Schedule
3.8 hereto. To the actual knowledge of Parent, the Seller and the Company, no actions have been made or asserted or are pending against the Company either (i) based upon or challenging or seeking to deny or restrict the use by the Company of any Intellectual Property or (ii) alleging that any services provided or proposed to be provided by the Company are being provided in violation of any patents or trademarks or other rights of any third party, in either case except where such actions would not have a Material Adverse Effect on the Company. To the actual knowledge of Parent, the Seller and the Company, no third party is engaging in any activity that infringes the Intellectual Property, except where such infringement would not have a Material Adverse Effect. No license or other right has been granted to any third party with respect to the Intellectual Property. The right, title and interest of the Company in and to the Intellectual Property will not be terminated or impaired by the consummation of the transactions contemplated by this Agreement.

                  Section 3.9       Ability to Conduct the Business.
                                    -------------------------------

                                    (a)       There is no agreement,
arrangement or understanding, nor any judgment, order, writ, injunction or decree of any court or governmental or regulatory body, agency or authority applicable to the Company or to which the Company, Parent or the Seller is a



                                       5
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party or by which any of them (or any of the Company's properties or assets) is bound, that will prevent the use by the Company, after the Closing Date, of the properties and assets owned, leased or used by, the business conducted by or the services rendered by the Company on the date hereof, in each case on substantially the same basis as the same are used, owned, conducted or rendered on the date hereof, with no representation being made concerning the PRC Approvals or PRC Law. The Company has in force and is in compliance in all material respects with all governmental permits, licenses, exemptions, consents, authorizations and approvals used in or required for the conduct of its business as presently conducted, and except that no representation is being made concerning the PRC Approvals or PRC Law, all of which shall continue in full force and effect, without requirement of any filing or the giving of any notice and without modification thereof, following the consummation of the transactions contemplated hereby, except where failure would not have a Material Adverse Effect. The Company has not received any written notice of, and, to the knowledge of the Company, there are no inquiries, proceedings or investigations relating to or which could result in, the revocation or modification of any such permit, license, exemption, consent, authorization or approval.

                                    (b)       There is no agreement
(non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company, Parent or the Seller is a party or otherwise binding upon the Company which has the effect of prohibiting or impairing any line of business or business practice of the Company, including, without limitation, the licensing of any product of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company (with no representation being made concerning the PRC Approvals or PRC Law). The Company is not a party to and is not currently bound by any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market which has or would reasonably be expected to have a Material Adverse Effect.

                  Section 3.10 Bank Accounts; Powers of Attorney.
Schedule 3.10 sets forth a complete and correct list showing:

                                    (a)       all bank accounts of the
Company, together with, with respect to each such account, the account number, the names of all signatories thereof, the authorized powers of each such signatory and the approximate balance thereof on the date of this Agreement; and

                                    (b)       the names of all persons holding
powers of attorney from the Company and a summary statement or a copy of the terms thereof.

                  Section 3.11 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Seller, except for the fees payable to management of the Seller pursuant to a Sale Participation Agreement.


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                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

                  The Buyer represents and warrants to Parent, the Company and the Seller as set forth below in this Article IV as of the date of this Agreement, subject to the exceptions set forth in the Schedules.

                  Section 4.1 Corporate Organization. The Buyer is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own its properties and to carry on its business as now being conducted.

                  Section 4.2 Authorization. The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the board of directors of the Buyer, and no other corporate proceedings on the part of the Buyer or its shareholders are necessary to approve and authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding agreement of the Buyer, enforceable in accordance with its terms.

                  Section 4.3 Consents and Approvals; No Violations. Except as disclosed on Schedule 4.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate or conflict with any provision of the organizational documents of the Buyer, (ii) breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any note, bond, indenture, mortgage, security agreement, lease, license, franchise, permit, agreement or other instrument or obligation to which the Buyer is a party, or by which the Buyer or any of its respective properties or assets may be bound, (iii) result in the creation of any lien, claim or encumbrance or other right of any third party of any kind whatsoever upon the properties or assets of the Buyer pursuant to the terms of any such instrument or obligation, (iv) violate or conflict with any law, statute, ordinance, code, rule, regulation, judgment, order, writ, injunction, decree or other instrument of any federal, state, local or foreign court or governmental or regulatory body, agency or authority applicable to the Buyer or by which any of its respective properties or assets may be bound or (v) require, on the part of the Buyer, any filing or registration with, or permit, license, exemption, consent, authorization or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority. Notwithstanding the foregoing, the Seller and the Company acknowledge and agree that no representation or warranty is made as to the effect of any failure to obtain the PRC Approvals or regarding PRC Law.

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                  Section 4.4       Investment Intent.
                                    -----------------

                                    (a)         The Buyer understands
that the Shareholding Interest to be transferred to the Buyer pursuant to this Agreement will not have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities law by reason of specific exemptions under the provisions thereof which depend in part upon the other representations and warranties made by the Buyer in this Agreement. The Buyer understands that the Seller is relying, in part, upon the Buyer's representations and warranties contained in this Section 4.4 for the purpose of determining whether this transaction meets the requirements for such exemptions.

                                    (b)         The Buyer has such knowledge,
skill and experience in business, financial and investment matters so that the Buyer is capable of evaluating the merits and risks of an investment in the Shareholding Interest pursuant to the transactions contemplated by this Agreement or, to the extent that the Buyer has deemed it appropriate to do so, the Buyer has relied upon appropriate professional advice regarding the tax, legal and financial merits and consequences of an investment in the Shareholding Interest pursuant to the transactions contemplated by this Agreement.

                                    (c)         The Buyer has made, either
alone or together with the Buyer's advisors, such independent investigation of the Company, its management and related matters as the Buyer deems to be, or such advisors have advised to be, necessary or advisable in connection with an investment in the Shareholding Interest through the transactions contemplated by this Agreement; and the Buyer and any such advisors have received all information and data that the Buyer and such advisors believe to be necessary in order to reach an informed decision as to the advisability of an investment in the Shareholding Interest pursuant to the transactions contemplated by this Agreement.

                                    (d)         The Buyer has reviewed the
Company's financial condition and commitments, alone or together with the Buyer's advisors, and, based on such review, the Buyer is satisfied that (i) the Buyer has adequate means of providing for the Buyer's financial needs and possible contingencies and has assets or sources of income which, taken together, are more than sufficient so that the Buyer could bear the risk of loss of the Buyer's entire investment in the Shareholding Interest, (ii) the Buyer has no present or contemplated future need to dispose of all or any portion of the Shareholding Interest to satisfy any existing or contemplated undertaking, need or indebtedness and (iii) the Buyer is capable of bearing the economic risk of an investment in the Shareholding Interest for the indefinite future.

                                    (e)         The Buyer understands
that the Shareholding Interest to be received by the Buyer in the transactions contemplated hereby will be "restricted securities" under applicable federal securities laws and that the Securities Act and the rules of the Securities and Exchange Commission promulgated thereunder provide in substance that the Buyer may dispose of such interest only pursuant to an effective registration statement under the Securities Act or an exemption from registration if available. The Buyer further understands that applicable state securities laws may impose additional constraints upon the sale of securities. As a consequence, the Buyer understands that the Buyer may have to bear the economic risk of an investment in the Shareholding Interest to be received by the Buyer pursuant to the transactions contemplated hereby for an indefinite period of time.

                                    (f)         The Buyer is acquiring the
Shareholding Interest pursuant to the transactions contemplated hereby for investment only and not with a view to or intention of or in connection with any resale or distribution of such interest or any interest therein.

                  Section 4.5 Legal Proceedings. There are no suits, actions, claims, proceedings (including, without limitation, arbitral or administrative proceedings) or investigations pending or, to the best knowledge of the Buyer, threatened against the Buyer or any of its respective properties, assets or business or, to the best knowledge of the Buyer, pending or threatened against any of the shareholders, officers, directors, employees, agents or consultants of the Buyer in connection with the business of the Buyer. There are no such suits, actions, claims, proceedings or investigations pending against the Buyer, or, to the best knowledge of the Buyer, threatened against the Buyer challenging the validity or propriety of the transactions contemplated by this Agreement. There is no judgment, order, injunction, decree or award (whether issued by a court, an arbitrator or an administrative agency) to which the Buyer is a party, or involving the Buyer's properties, assets or business, which is unsatisfied or which requires continuing compliance therewith by the Buyer.

                  Section 4.6 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.


                                    ARTICLE V

                             ADDITIONAL AGREEMENTS

                  Section 5.1 Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining any consents, authorizations, exemptions and approvals from, and making all filings with, any governmental or regulatory authority, agency or body which are necessary in connection with the transactions contemplated by this Agreement. The Buyer agrees that it shall be solely responsible for taking all appropriate actions (including, without limitation, for paying all related out-of-pocket expenses) relating to the PRC Approvals. Notwithstanding anything in this Agreement to the contrary, the Buyer has expressly agreed to fully bear the risk of failing to obtain the PRC Approvals, and in no event shall such failure give rise to any rights of the Buyer to invalidate the Closing, rescind this Agreement or otherwise, all of which rights are expressly waived, and the Buyer's rights under Section 5.3 hereof shall be its exclusive remedy in connection therewith.

                  Section 5.2 Fees and Expenses. The Buyer and the Company shall bear and pay all of their own fees, costs and expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants, brokers and financial advisors.

                  Section 5.3 Further Assurances. The Buyer shall use commercially reasonable efforts to procure the PRC Approvals as promptly as practicable after the Closing. If and for so long as such PRC Approvals are not obtained, the Seller shall, to the extent practicable, use commercially reasonable efforts to give the Buyer the benefit of the acquisition of the Transfer Interest to the same extent as if such approvals had been obtained, to the extent legally permissible without violating applicable law, and the Buyer shall act as the Seller's subcontractor and agent and shall perform all of the obligations and assume all of the liabilities of the Company or shall reimburse the Seller for its payment and performance thereunder.

                  Section 5.4 Termination of Non-Competition Covenant and Indemnities and Contribution Agreement. Effective upon the Closing: (i) Section
7.1 of the Agreement and Plan of Merger by and among Parent, the Seller, eLong.com, Inc., a Delaware corporation ("eLong Delaware"), and the stockholders of eLong Delaware dated as of March 9, 2000 shall be terminated, and all obligations of the Stockholder Indemnitors (as defined therein) thereunder shall be deemed null and void; and (ii) in consideration of Parent's obligations hereunder, the Contribution Agreement by and among Parent, the stockholders of the Seller and the Seller dated as of March 14, 2000 shall be terminated and all obligations of Parent thereunder shall be deemed null and void.

                  Section 5.5 Cash Deposit. The Buyer acknowledges and agrees that the RMB 1,000,000 cash deposit previously forwarded to the Company by one or more shareholders thereof shall in no event be treated as a reduction toward, or otherwise be credited to, the Purchase Price and shall not be refundable in any circumstances.

                  Section 5.6 Employment Agreements. Effective on the Closing Date and subject to the receipt by Seller of a written consent and release thereto, the Seller hereby (1) assigns its rights and obligations under the Employment Agreements to the Seller, (2) releases Justin Tang from all his obligations under his employment agreement with the Seller. Notwithstanding the foregoing, in each case the Seller and Parent shall retain all rights to enforce the obligations of Justin Tang and the parties to the other Employment Agreements under Sections 5 and 6 of each such agreement, except (1) to the extent that the Confidential Information or Intellectual Property in question relates solely to the business of the Company and (2) in no event shall this retention of rights prohibit Justin Tang and the parties to the other Employment Agreements from disclosing to the Company Confidential Information relating to the Business of the Company (as defined below) or using Intellectual Property relating to the Business of the Company.



                                   ARTICLE VI

                    CONDITIONS TO THE OBLIGATION OF THE BUYER

                  The obligation of the Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived in writing by the Buyer in its sole discretion):

                  Section 6.1 Performance. The Company and the Seller shall have performed and complied in all material respects with all of the obligations under this Agreement that are required to be performed or complied with by them on or prior to the Closing Date.

                  Section 6.2 Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any person (or instituted or threatened by any governmental or regulatory body, agency or authority), and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Company or the Seller which would have a material adverse effect on the transactions contemplated hereby or on the Company.

                  Section 6.3 Consents. All approvals, consents, waivers and authorizations required to be obtained by the Company or the Seller in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect; provided, however, that it is expressly agreed that the obligation of the Buyer to consummate the transactions contemplated hereby shall not be subject to the receipt of any PRC Approvals.

                  Section 6.4 Employment Agreements. The Buyer shall have received an employment agreement in form reasonably satisfactory to the Buyer executed by Justin Tang.

                  Section 6.5 Representations and Warranties. The representations and warranties contained in Article III hereof will be true and correct in all respects as of the Closing Date as though such representations and warranties had been made as of the Closing Date and the Company will not have suffered a Material Adverse Effect during the period from the date hereof through the Closing Date.

                  Section 6.6 Officer's Certificate. At the Closing, the Seller and Parent shall deliver to the Buyer (i) a certificate duly executed by their respective Chairmen, Chief Executive Officers or other senior executive officer certifying the satisfaction of the conditions set forth in Sections 6.1 and 6.5 hereof and (ii) copies of resolutions of the boards of the Seller and Parent, certified by the Secretary or Assistant Secretary of each, authorizing and approving the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered pursuant hereto and thereto.



                  Section 6.7       Funding.
                                    -------

                  The Buyer shall have received funds from its shareholders equal to or greater than the amount of the Purchase Price; provided that if the Closing has not been effected on or prior to May 1, 2001 because of failure to satisfy this condition, Seller, Parent and the Company shall have the right to terminate this Agreement, without any liability therefor.

                                   ARTICLE VII

           CONDITIONS TO THE OBLIGATION OF THE COMPANY AND THE SELLER

                  The obligation of the Company and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived in writing by the Company and the Seller in their sole discretion):

                  Section 7.1 Performance. The Buyer shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by the Buyer on or prior to the Closing Date.

                  Section 7.2 Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been instituted by any person (or instituted or threatened by any governmental or regulatory body, agency or authority) and no investigation by any governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the Buyer which would have a material adverse effect on the transactions contemplated hereby.

                  Section 7.3 Consents. All approvals, consents, waivers and authorizations required to be obtained by the Buyer in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect; provided, however, that it is expressly agreed that the obligation of the Company and the Seller to consummate the transactions contemplated hereby shall not be subject to the receipt of any PRC Approvals.


                                  ARTICLE VIII

          INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES

                  Section 8.1       Indemnification by the Seller and Parent.
                                    ----------------------------------------

                                    (a)         The Seller shall indemnify the
Buyer, its Affiliates and their respective officers, directors, employees, permitted assigns and successors (collectively, the "Buyer Indemnified Parties") and hold them harmless against and in respect of any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, damages, losses, liabilities, taxes and deficiencies and penalties and interest thereon and costs and expenses, including reasonable attorneys' fees and expenses (collectively, "Losses"), to the extent resulting from the breach of any representation or warranty, or non-fulfillment of any covenant or agreement, of the Seller, in this Agreement.

                                    (b)         Subject to Section 8.4(c)
hereof, Parent shall indemnify the Buyer Indemnified Parties and hold them harmless against and in respect of any Losses incurred by the Company or the

Buyer Indemnified Parties to the extent resulting from the obligation of the Company, Parent or the Seller to make any contingent payments to the former shareholders of Lohoo.com pursuant to the terms of the acquisition agreement dated May 12, 2000 (the "Retained Liabilities"). Parent warrants that any such payments may be made in Parent stock and on the Closing Date will deliver an Irrevocable Instruction Letter to Transfer Agent in the form of Exhibit B hereto relating to delivery of such stock.

                  Section 8.2 Indemnification by the Buyer. The Buyer shall indemnify the Seller, its Affiliates and their respective officers, directors, employees, permitted assigns and successors (collectively, the "Seller Indemnified Parties" and, together with the Buyer Indemnified Parties, the "Indemnified Parties") and hold them harmless against and in respect of any and all Losses to the extent resulting from (i) the breach of any representation or warranty or non-fulfillment of any covenant or agreement of the Buyer in this Agreement, (ii) the Assumed Liabilities or (iii) the application for, or the failure to obtain, the PRC Approvals.

                  Section 8.3 Period of Indemnity. All representations and warranties of the parties contained in this Agreement, and all indemnification obligations under Section 8.1 or 8.2 to the extent arising out of a breach of such representations and warranties, shall survive the execution and delivery of this Agreement and shall continue in full force and effect for twelve (12) months after the Closing Date and thereafter shall terminate; provided, however, that if at or prior to the expiration of such period the Indemnified Party has delivered a Claims Notice (as defined below) in accordance with Section 8.5 hereof but the underlying claim has not been fully determined, such period will be extended as to such claim until it is finally determined. All covenants or agreements which by their terms are to be performed on or after the Closing Date (including, without limitation, the Buyer's obligations with respect to the Assumed Liabilities and Parent's obligations with respect to the Retained Liabilities) shall survive until fully discharged.

                  Section 8.4       Limitations.
                                    -----------

                                    (a)         No claim for indemnity  shall
be asserted by, and no liability for such indemnity shall be enforced against, a party unless a Claims Notice has been given by the Indemnified Party to the other party or parties required hereunder to indemnify the Indemnified Party (the "Indemnitor") prior to the expiration of the period for asserting such claim under Section 8.3 hereof. All indemnification rights under this Agreement are without duplication.

                                    (b)         The aggregate  amount payable
by the Seller with respect to claims under Section 8.1(a) hereof or by the Buyer with respect to claims under Section 8.2(i) hereof shall not exceed fifteen percent (15%) of the total Purchase Price. Neither the Seller nor the Buyer shall have any liability for such claims until the aggregate amount of such claim exceeds US$75,000.

                                    (c)         At its sole election,
Parent may pay amounts due under Section 8.1(b) hereof in the form of shares of Parent's capital stock, and in no event shall the aggregate amount payable by Parent under Section 8.1(b) exceed 362,319 shares (if Parent elects to pay in shares) or US$362,319 (if Parent elects to pay in cash).

                  Section 8.5 Notice to the Indemnitor. Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from an Indemnitor under this Article

VIII, the Indemnified Party shall notify the Indemnitor in writing of such claim (the "Claims Notice"). The Claims Notice shall describe the asserted liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. Failure by the Indemnified Party to give a Claims Notice to the Indemnitor in accordance with the provisions of this Section 8.5 shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor has been actually prejudiced by such failure.

                  Section 8.6 Rights of Parties to Settle or Defend. The Indemnitor may elect to compromise or defend, at its own expense, by its own counsel, any asserted liability; provided, that the Indemnitor may not settle such asserted liability without the written consent of any Indemnified Party if such settlement involves any admission of wrongful conduct on the part of any Indemnified Party or imposes any restriction on any Indemnified Party. If the Indemnitor elects to compromise or defend such asserted liability, it shall within thirty (30) calendar days upon being given the Claims Notice (or sooner, if the nature of the asserted liability so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate in the compromise of, or defense against, such asserted liability. If the Indemnitor elects to defend any claim, the Indemnified Party shall make available to the Indemnitor any books, records or other documents within its control that are reasonably necessary or appropriate for such defense. If the Indemnitor elects not to defend the asserted liability or fails to notify the Indemnified Party of its election as herein provided, the Indemnified Party may defend (at the reasonable expense of the Indemnitor) such asserted liability as the Indemnified Party considers appropriate; provided, that it may not settle such asserted liability without the written consent of the Indemnitor. The parties agree to cooperate fully with one another in the defense, settlement or compromise of any asserted liability. In any event, the Indemnified Party and the Indemnitor may participate, at their own expense, in the defense of such asserted liability.

                  Section 8.7 Exclusive Remedies. The parties hereto acknowledge that the indemnity rights set forth in this Article VIII are intended to be their exclusive monetary remedies in connection with this Agreement and the transactions contemplated hereby; provided, that nothing in this Section 8.7 shall limit in any way the availability of specific performance, injunctive relief or other equitable remedies to which a party may otherwise be entitled.


                                   ARTICLE IX

                      NON-COMPETITION AND NON-SOLICITATION

                  Section 9.1       Covenants of Parent and its Subsidiaries.
                                    ----------------------------------------

                                    (a)         Parent agrees (and agrees to
cause its Affiliates) for a period of three (3) years after the date hereof, not to, directly or indirectly, compete with the Business of the Company (as defined below). Parent acknowledges that money damages may not be a sufficient remedy for any breach of this provision and agree that the Buyer will be entitled to seek specific performance and injunctive or other equitable relief for any such breach.

                                    (b)         "Business of the Company" shall
mean being an Internet content provider for consumers, providing online and offline travel service and providing an affinity membership credit card service, in each case in the PRC and shall not include business messaging services or products or any other existing business of Parent and its subsidiaries (other than Seller and the Company).

                                    (c)         For purposes of this Article IX,
the term "not compete" shall mean that:

                                                   (i)      Parent and its
                    Affiliates shall not solicit or seek the business of any customer or account of the Company in the PRC wherein said solicitation involves a product or service substantially similar to or competitive with the Business of the Company;

                                                  (ii)      Parent and its
                    Affiliates shall not directly or indirectly own, operate or consult with a business in the PRC substantially similar to or competitive with the Business of the Company; provided, that Parent and its subsidiaries may acquire a company (the "Acquired Company") which does compete with the Business of the Company if (a) such competitive business is not the core business (meaning it generates no more than fifteen percent (15%) of the total revenues) of the Acquired Company or (b) they promptly sell or otherwise dispose of such competitive business, provided that prior to such sale or disposition, they provide the Buyer with a notice of a right of first offer to acquire such competitive business. Such right of first offer shall terminate ten business days after delivery of an initial notice of the proposed terms thereof, together with any written materials reasonably related to such competitive business that have been furnished to Parent or any of its Affiliates by the Acquired Company in connection with Parent's or such Affiliate's acquisition thereof. Prior to the lapse of such right, Parent shall provide reasonable access to management to discuss the competitive business. Parent and its subsidiaries shall have 180 days after the lapse of such right to sell or otherwise dispose of the competitive business at or above the price and upon terms not more favorable than the terms specified in the initial notice; and

                                                 (iii)      Parent and its
                    Affiliates shall not directly or indirectly solicit the Company's customers, vendors, subcontractors, prospects in the PRC with services or products of the nature of those being sold by the Company or solicit the Company's then employees without the Company's consent.

                                    (d)         Notwithstanding anything in this
rticle IX, (i) should Parent, any of its Affiliates or their respective businesses or assets be acquired by an unrelated third party, these restrictions shall not apply to the acquirer or its Affiliates and (ii) in no event shall this Article IX apply in any respect to, or otherwise restrict Parent and its subsidiaries from, (A) business messaging services or products or (B) any other existing business of Parent and its subsidiaries (excluding the Company).


                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

                  Section 10.1 Amendment. This Agreement may be amended solely by written agreement among the parties hereto.

                  Section 10.2 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant or agreement contained herein may be waived only by a written notice from the party or parties entitled to the benefits thereof. No failure by any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or future exercise of that right by that party. Any waiver must be in writing and signed by the party granting the waiver.

                  Section 10.3 Notices. All notices and other communications hereunder shall be deemed given if given in writing and delivered personally, mailed by registered or certified mail, return receipt requested, sent by overnight courier (signature of receipt requested) or, to the extent receipt is confirmed, by telecopy or telefax (provided that such party also send, a copy by personal delivery or registered or certified mail, return receipt requested, or recognized overnight courier, signature of receipt requested) to the following addresses (or at such other addresses as may from time to time be designated by such party to the others in accordance with this Section 10.3):

                  (a)    if to the Company or the Seller, to:

                            Easylink Services Corporation
                            399 Thornall Street
                            Edison, New Jersey 08837
                            Attention: Thomas Murawski, Chief Executive Officer Telefax No.: 212-298-8352

                            with a copy at the same address to:

                            David W. Ambrosia, Esq.

                            with a copy to:

                            Pillsbury Winthrop LLP
                            One Battery Park Plaza
                            New York, New York 10004
                            Attention: Ronald A. Fleming, Jr., Esq.
                            Telefax No.: (212) 858-1500

                  (b)    if to the Buyer, to:

                             eLong, Inc.
                             c/o Codan Trust Company (B.V.I.) Ltd.
                             Romasco Place, Wickhams Cay 1, P.O. Box 3140
                             Road Town, Tortola
                             British Virgin Islands
                             Attention: President
                             Telefax No.: (284) 494-7476
                             with a copy at the same address to:

                             Robert J D Briant, Esq.
                             Telefax No.: (284) 494-7476

                             with a copy to:

                             Nordlicht & Hand
                             645 Fifth Avenue
                             New York, New York 10022
                             Attention: Ira S. Nordlicht, Esq.
                             Telefax No.: (212) 421-0499

                  Section 10.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, duties or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto.

                  Section 10.5 No Third Party Beneficiaries. Neither this Agreement or any provision hereof nor any Schedule, certificate or other instrument delivered pursuant hereto, nor any agreement to be entered into pursuant hereto or any provision hereof, is intended to create any right, claim or remedy in favor of any person or entity, other than the parties hereto and their respective successors and permitted assigns and any other parties indemnified under Article VIII hereof.

                  Section 10.6 Public Announcements. Promptly after the Closing, the Buyer and Parent shall issue a press release in such form as they shall mutually agree. Other than as provided in the immediately preceding sentence, none of the parties hereto shall, except as mutually agreed by the Buyer and Parent, or except as may be required by law or applicable regulatory authority, issue any reports, releases, announcements or other statements to the public relating to the transactions contemplated hereby.

                  Section 10.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  Section 10.8 Headings. The article and section headings contained in this Agreement are solely for convenience of reference, are not part of the agreement of the parties and shall not be used in construing this Agreement or in any way affect the meaning or interpretation of this Agreement.

                  Section 10.9 Entire Agreement. This Agreement, and the Schedules, certificates and other instruments and documents delivered pursuant hereto, together with the other agreements referred to herein and to be entered into pursuant hereto, embody the entire agreement of the parties hereto in respect of, and there are no other agreements or understandings, written or oral, among the parties relating to, the subject matter hereof. This Agreement supersedes all prior agreements and understandings, written or oral, between the parties with respect to such subject matter.

                  Section 10.10 Governing Law. The parties hereby agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law thereunder. Each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in the federal or state courts sitting in New York, New York and any court to which an appeal may be taken in any such litigation and (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, for itself and in respect of its properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

                  Section 10.11 Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, but such invalidity or unenforceability shall not affect in any way the remaining provisions hereof provided that such invalidity or unenforceability does not deny any party the material benefits of the transactions for which it has bargained.

           - THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK -

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                 ELONG, INC.


                                 By:  /s/  Zhong Xiao Jian
                                    -----------------------------------
                                    Name:  Zhong Xiao Jian
                                    Title: Director

                                 ELONG.COM (BEIJING), LTD.


                                 By:  /s/  Justin Tang
                                    -----------------------------------
                                    Name:  Justin Tang
                                    Title: Chairman

                                 ASIA.COM, INC.


                                 By:  /s/  Justin Tang
                                    -----------------------------------
                                    Name:  Justin Tang
                                    Title: President

                                 EASYLINK SERVICES CORPORATION


                                 By:  /s/  Gerald Gorman
                                    -----------------------------------
                                    Name:  Gerald Gorman
                                    Title: Chairman

                                    EXHIBIT A

                                  DOMAIN NAMES

eLong.com
eLong.net
Lohoo.net

                                    EXHIBIT B

                IRREVOCABLE INSTRUCTION LETTER TO TRANSFER AGENT

April __, 2001

American Stock Transfer & Trust Company
59 Maiden Lane
Plaza Level
New York, New York 10038

Ladies and Gentlemen:

Upon receipt of the documentation described below, you are hereby authorized, as Registrar and Transfer Agent of the Class A common stock, par value $.01 (the "Common Stock"), of Easylink Services Corporation (the "Company"), to countersign, register and deliver to eLong, Inc. (as the "Buyer Indemnified Party" under that certain Shareholding Interest Transfer Agreement dated as of April __, 2001 by and among eLong, Inc., the Company and the other parties thereto), share certificates representing the number (not to exceed 362,319 in the aggregate) of shares of newly issued Common Stock in such names and denominations as set forth in the documentation presented to you by the Buyer Indemnified Party and cause certificates representing such shares of Common Stock to be electronically credited at the time of the sale of such shares on such date as specified in the Notice.

This instruction shall be effective if and only if accompanied by:

(i) a joint written instruction executed by the Company and the Buyer Indemnified Party advising of the number of shares to be issued and the party to whom such shares are to be issued (provided that the number of shares so issued shall in no event exceed 362,319 in the aggregate); or

(ii) a direction pursuant to any "final order" of a court of competent jurisdiction presented by, and certified as such by, the Buyer Indemnified Party, any such order being deemed "final" if (A) such order has not been reversed, stayed, enjoined, set aside, annulled or suspended, (B) no request for a stay, suspension or an injunction, petition for reconsideration or appeal or sua sponte action with comparable effect is pending with respect to the order, (C) the time for filing any such request, petition or appeal or further taking of any such sua sponte action has expired, and (D) it is a final, nonappealable judgment of a court having jurisdiction over the matters relating to the claim by the parties for issuance of such shares.

Very truly yours,




--------------------------------------
Name:
Title: